                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                             (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              PRIMARK CORPORATION
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:
--------------------------------------------------------------------------------

[PRIMARK LOGO] GLOBAL INFORMATION                        Primark Corporation
               SERVICES
                                                         1000 Winter Street

                                                         Suite 4300N

                                                         Waltham, MA 02154.1248

                                                         Tel 781.487.2102

                                                         Fax 781.890.6187



                                                         Joseph E. Kasputys

                                                         Chairman, President and

                                                         Chief Executive Officer

April 9, 1998

Dear Shareholder:

Your Board of Directors cordially invites you to attend the 1998 Annual Meeting of Shareholders which will be held at 11:00 a.m. on Wednesday, May 27, 1998 at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts. Details regarding the business of the meeting are contained in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

I look forward with the other members of the Board of Directors to the opportunity of greeting personally those shareholders who are able to attend the meeting. However, regardless of whether you attend the meeting, it is important that your shares be represented. Accordingly, we urge you to sign the enclosed Proxy and return it to us promptly in the envelope provided.

Your continued support is very much appreciated.

Sincerely,


/s/ Joseph E. Kasputys
Joseph E. Kasputys

                                  [PRIMARK LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1998

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Primark Corporation ("Company") will be held at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts on Wednesday, May 27, 1998 at 11:00 a.m. for the following purposes:

     (1) To elect a board of seven directors;

     (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1998; and

     (3) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 31, 1998 will be entitled to vote at the meeting.

     You are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the meeting in person, the Board of Directors urges you to sign, date and promptly return the enclosed Proxy in the accompanying envelope.

                                             By Order of the Board of Directors,


                                                 /s/ Michael R. Kargula
                                                     Michael R. Kargula
                                                  Executive Vice President,
                                                General Counsel and Secretary

April 9, 1998

--------------------------------------------------------------------------------
                                   IMPORTANT
Even if you expect to attend the Annual Meeting, regardless of the size of your shareholdings, it is requested that you promptly date and sign the enclosed form of Proxy and return it in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before your Proxy is voted.
--------------------------------------------------------------------------------

                                 [PRIMARK LOGO]

                                PROXY STATEMENT
                                    FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors ("Board" or "Primark Board") of Primark Corporation (hereinafter referred to as "Primark" or the "Company"), 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02154, to be voted at the 1998 Annual Meeting of Shareholders of the Company to be held at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts on Wednesday, May 27, 1998 at 11:00 a.m., and at any adjournments thereof. The Proxy Statement and form of Proxy are first being sent to shareholders on or about April 9, 1998.

     As of March 31, 1998, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 27,016,073 shares of Common Stock of the Company ("Shares" or "Common Stock") outstanding. Each outstanding Share is entitled to one vote on all matters which may come before the Annual Meeting. All Shares which are represented by signed Proxies received at or prior to the meeting from shareholders of record will be voted at the Annual Meeting in accordance with the instructions indicated on such Proxies. Executed but unmarked Proxies will be voted as recommended by the Board. A Proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by notifying the Secretary of the Company in writing, or by delivering to the Secretary of the Company a Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     In accordance with Michigan corporate law, the Company's Articles of Incorporation and by-laws, each nominee for director will be elected upon receiving a plurality of the votes cast at the meeting, assuming that a quorum is present. For purposes of determining the number of votes cast with respect to the election of directors and many other voting matters, only those cast "for" or "against" are included. Proxies containing abstentions, withheld votes, or broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as votes cast at the meeting. Under New York Stock Exchange ("NYSE") rules shares held in street name may not be voted, as to certain "non-routine" matters, by the brokers in whose names they are held, absent instructions from the beneficial owner of shares. Actions other than the election of directors are ordinarily authorized by a majority of the votes cast. Certain matters, however, require either a majority of the outstanding shares entitled to vote, or a majority of the shares present and entitled to vote. As to any of such matters, an abstention or a broker non-vote has the same effect as a vote against the proposal.

OTHER MATTERS

     Except as set forth herein, the Board has no knowledge of any other matters to come before the meeting. If, however, any other matters properly come before the meeting upon which a vote may properly be taken, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

ELECTION OF DIRECTORS

     Unless otherwise instructed on the Proxy, the persons named therein intend to vote the Proxy for the election of the following named persons as directors to hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and in that event the Proxy will be voted for the person so selected.

     Information as of January 12, 1998 concerning the Board of Directors' nominees for election as directors is set forth below.

     KEVIN J. BRADLEY, 69, served as the Chairman of Corporate Investment Associates, Inc., an investment management firm from November 1990 to September 1995. From November 1985 until October 1990, he was a Limited Partner of Weiss Asset Management Limited Partnership, an investment management firm. From 1977 through November 1985, he served as Chairman and Chief Executive Officer of the Travelers Investment Management Company, a subsidiary of The Travelers Corporation (a financial services company). Mr. Bradley has been a director of the Company since 1981. He is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

     JOHN C. HOLT, 57, served as the President and Chief Executive Officer of TASC, Inc. ("TASC"), an applied information technology company and formerly a wholly-owned subsidiary of the Company, and Executive Vice President of the Company from April 1994 until April 1, 1998. From April 1, 1998 until December 31, 1998, Mr. Holt will serve as a consultant to TASC. From 1982 until January 1994, Mr. Holt held the position of Executive Vice President of The Dun & Bradstreet Corporation ("D&B"), an information services company, and served as a director of that company from 1985 until 1994. In addition, Mr. Holt was the former Chairman, President and Chief Executive Officer of the A. C. Nielsen Company, a marketing information company and a former affiliate of D&B. Mr. Holt has been a director of the Company since 1985. He is a member of the Finance Committee of the Board.

     JOSEPH E. KASPUTYS, 61, has served as Chairman, President and Chief Executive Officer of the Company since May 1988. From June 1987 until May 1988, he served as President and Chief Operating Officer of the Company. Prior to joining the Company in June 1987, he was Executive Vice President of McGraw-Hill, Inc., a publishing and information services company. Prior to joining McGraw-Hill in 1985, he was President and Chief Executive Officer of Data Resources, Inc., an economic forecasting and consulting firm. Mr. Kasputys has been a director of the Company since 1987. He is a member of the Nominating Committee of the Board. Mr. Kasputys is also a director of Lifeline Systems, Inc., a company that develops and manufactures personal response products and provides related monitoring and other services.

     STEVEN LAZARUS, 66, is Managing Director of the ARCH Venture Partners L.P., a venture partnership investing in companies in the early stage of development, and has held that position since July 1994. From 1986 to 1994, he was President and Chief Executive Officer of Argonne National Laboratory/The University of Chicago Development Corporation ("ARCH"), which transforms scientific discoveries into viable high technology products and services. Prior to joining ARCH in October 1986, he was a Group Vice President at Baxter Travenol Laboratories, Inc., a manufacturer and distributor of hospital supplies and related medical equipment. Mr. Lazarus has been a director of the Company since 1987. He is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of the Board. Mr. Lazarus is also a director of Amgen Inc., a biotechnology company and Illinois Superconductor Corporation, an advanced materials company serving the telecommunications industry. He is also a director of New Era of Networks, Inc., a company that develops, markets and supports application integration software and provides application services, Nanophase Technologies Corp., a developer and marketer of nano-crystalline materials for use as ingredients and components in a wide range of commercial applications, and First Consulting Group, Inc., a provider of information technology and other consulting services to healthcare organizations.

     PATRICIA MCGINNIS, 50, is the President and Chief Executive Officer of the Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held this position since June 1994. From 1982 until May 1994, she was a principal at the public affairs consulting firm of Winner/Wagner & Francis (formerly the FMR Group). Previously, she served in various senior policy positions in the federal government including the Office of the Vice President, the Department of Health and Human Services, the Department of Commerce, the Office of Management and Budget and the Senate Budget Committee. Ms. McGinnis has been a director of the Company since 1995. She is a member of the Compensation Committee of the Board.

     JONATHAN NEWCOMB, 51, is President and Chief Executive Officer of Simon & Schuster, an educational, computer and English-language book publisher and the publishing operation of Viacom Inc. and has held this position since June 1994. From January 1991 until May 1994, he served as President and Chief Operating Officer of Simon & Schuster. From November 1989 until December 1990, Mr. Newcomb was Executive Vice President, Operations of that company. He has been a director of the Company since 1996. Mr. Newcomb is Chairman of the Finance Committee of the Board and a member of the Nominating Committee. Mr. Newcomb is also a director of Marine Midland Bank.

     CONSTANCE K. WEAVER, 45, is Financial Vice President-Investor Relations of AT&T Corp., a communications service company, a position she has held since May 1996. From June 1995 to April 1996, she held the position of Senior Director - Investor Relations of Microsoft Corporation, a computer software company. From June 1993 through May 1995, she held the position of Vice President, Investor Relations of MCI Communications Corporation, a telecommunications company. From June 1991 until July 1993 and from January 1990 until May 1991, she held the position of Director, Investor Relations and Director, Corporate Communications, respectively, of that company. From 1988 until January 1990, she was the Executive Director, Business Week Executive Programs and Services Department for McGraw-Hill, Inc. Ms. Weaver has been a director of the Company since 1994. She is Chairwoman of the Audit Committee and a member of the Finance Committee of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board held an aggregate of seven regular meetings and three special meetings during 1997 and also served on standing committees of the Board. During 1997, no director attended less than 75 percent of the (i) total number of meetings held by the Board, and (ii) total number of meetings held by all committees of the Board on which the director served. In addition to the Finance Committee, the Company has the following standing committees of the
Board:

     Audit Committee -- The Audit Committee, which held two meetings during 1997, recommends to the Board the selection of independent auditors; reviews the scope of the independent audit and auditors' fees; reviews the annual financial statements and audit results, including auditors' recommendations; reviews the Company's internal control system; reviews the scope of the internal audit procedures and results of those procedures; and reviews the Company's policies relating to business conduct.

     Compensation Committee -- The Compensation Committee held two meetings during 1997. The Compensation Committee establishes the salaries and other direct compensation for all officers of the Company, annually reviews and makes recommendations to the Board with respect to the compensation to be paid to outside directors of the Company, and administers certain incentive plans of the Company.

     Nominating Committee -- The Nominating Committee, which held one meeting during 1997, is authorized to make recommendations to the Board concerning nominees for directors to be elected at the Company's Annual Meeting of Shareholders, nominees to fill vacancies on the Board, and policies relating to tenure and retirement of the Company's directors and successors to the Company's two highest ranking offices. The Nominating Committee accepts recommendations from shareholders of individuals to be considered as nominees for directors. In accordance with the Company's Articles of Incorporation, nominations for election to the Board of Directors at a meeting of the shareholders may be made by the Board of Directors, on behalf of the Board of Directors by the Nominating Committee, or by any shareholder of the Company entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing, delivered to or mailed, and received by the Secretary of the Company at least 60 days but not more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. A shareholder's notice of nomination must contain certain information set forth in the Company's Articles of Incorporation concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Shareholder nominations for election as directors at the 1998 Annual Meeting were required to be received by March 30, 1998 in order to be considered timely. No such nominations were received by that date.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Shares beneficially owned as of March 1, 1998 by each director, the chief executive officer and the four other most highly compensated executive officers, and by all directors and executive officers of the Company as a group:

                                                           NUMBER       PERCENT
                            NAME                          OF SHARES    OWNERSHIP
                            ----                          ---------    ---------
Kevin J. Bradley(1)....................................      70,236       .26%
Stephen H. Curran(2)(3)................................     243,705       .90%
Ira Herenstein(2)(3)...................................     113,094       .42%
John C. Holt(2)(3).....................................     475,464      1.73%
Michael R. Kargula(2)(3)...............................     340,961      1.26%
Joseph E. Kasputys(2)(3)...............................   1,391,870      5.08%
Steven Lazarus(1)......................................     104,340       .39%
Patricia McGinnis(1)...................................      30,000       .11%
Jonathan Newcomb(1)....................................      24,800       .09%
Constance K. Weaver(1).................................      37,500       .14%
All directors and executive officers as a
  group(12 persons)(4)(5)..............................   3,177,629     11.06%

---------------
(1) Includes for Messrs. Bradley, Lazarus and Newcomb 69,936, 82,404, and 22,500 Shares, respectively, and for Mdmes. McGinnis and Weaver 30,000 and 37,500 Shares, respectively, which such directors have the right to acquire pursuant to the exercise of the options held by them under the Primark Corporation Stock Option Plan for Non-Employee Directors ("Stock Option Plan for Non-Employee Directors"). Directors who are employees of the Company, or a subsidiary thereof, are not eligible to receive option grants under this plan.

(2) Includes 28,262 Shares for each of Messrs. Curran and Kasputys, 28,942 Shares for Mr. Kargula and 12,484 Shares for Mr. Herenstein allocated to the participant's account under the Primark Corporation Savings and Stock Ownership Plan (formerly the Primark Corporation Employee Stock Ownership
    Plan) ("Savings Plan"). Includes 144 Shares held by Mr. Holt under the TASC, Inc. Profit Sharing and Stock Ownership Plan ("PSSOP"). Also includes 2,199 Shares held by Mr. Curran under the Primark Corporation 1992 Employee Stock Purchase Plan ("ESPP").

(3) Includes 431,000, 474,320, 113,000, 155,000 and 100,610 Shares subject to stock options exercisable within 60 days of March 1, 1998 held by Messrs. Kasputys, Holt, Curran, Kargula and Herenstein, respectively, which options were granted under various plans of the Company.

(4) Includes 1,515,630 Shares subject to stock options exercisable within 60 days of March 1, 1998 held by executive officers under various plans of the Company.

(5) Includes 154,964 Shares for all executive officers as a group which are held under the Savings Plan and PSSOP. As to Shares held in the Savings Plan, the executive officers possess both voting and dispositive power with respect to all such Shares. Non-employee directors of the Company are not eligible to participate in these plans. Also includes 2,825 Shares held by executive officers as a group which are held under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on information filed with the Securities and Exchange Commission ("SEC") on Schedule 13Gs, certain information is set forth below with respect to beneficial owners of more than five percent of the Shares (see also "Security Ownership of Management" on page 5 hereof):

                                               NUMBER         PERCENT OF CLASS
          NAME AND ADDRESS                    OF SHARES      AS OF MARCH 1, 1998
          ----------------                    ---------      -------------------

The Capital Group Companies, Inc..........    2,288,900(1)          8.48%
Capital Research and
  Management Company
SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

GeoCapital, LLC...........................    1,588,033(2)          5.87%
767 Fifth Avenue
45th Floor
New York, New York 10153-4590

---------------

(1) As of December 31, 1997, The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported. Capital Research and Management Company serves as investment advisor to various investment management companies and has the sole power to dispose of the reported securities. SMALLCAP World Fund, Inc. is an investment management company and has the sole power to vote 1,350,000 shares of the reported securities.

    The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities reported above; however, The Capital Group Companies, Inc. may be deemed to beneficially own such securities by virtue of the rules and regulations promulgated by the SEC.

(2) As of December 31, 1997, sole dispositive power is claimed with respect to 1,588,033 Shares.

EXECUTIVE COMPENSATION

     The following table ("Summary Compensation Table") sets forth the compensation paid or awarded for performance during the last three completed fiscal years by the Company or a subsidiary to the Company's chief executive officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                     ANNUAL COMPENSATION          COMPENSATION
                                                ---------------------------  ------------------------
                                                                               AWARDS       PAYOUTS
                                                                             ----------     -------
                                                                    OTHER    SECURITIES
                                                                   ANNUAL    UNDERLYING      LTIP       ALL OTHER
                NAME AND                        SALARY    BONUS   COMPENSA-   OPTIONS       PAYOUTS     COMPENSA-
           PRINCIPAL POSITION             YEAR    ($)      ($)     TION($)      (#)           ($)        TION($)
           ------------------             ----  -------  -------  ---------  ------------  ----------   ---------
Joseph E. Kasputys(1)...................  1997  609,583  146,601         (2) 1,000,000           0        7,627(3)
  Chairman, President and                 1996  601,184  426,948   58,258(4)    40,000           0       33,419
  Chief Executive Officer                 1995  584,376  391,804   56,561(4)   101,000(5)        0      115,377
  of the Company

John C. Holt(6).........................  1997  427,515  355,050         (2)    20,000           0       30,000(7)
  President and Chief Executive           1996  417,510  261,584         (2)    16,000           0       33,515
  Officer of TASC, and Executive          1995  407,535  237,169         (2)    57,000(5)  516,316(6)    30,000
  Vice President of the Company

Stephen H. Curran(8)....................  1997  232,500   37,345         (2)    23,000           0        6,674(3)
  Executive Vice President and            1996  221,846  106,382         (2)    11,000           0       32,466
  Chief Financial Officer of              1995  204,751   87,531         (2)    14,000           0      114,424
  the Company

Ira Herenstein(9).......................  1997  325,000   76,820         (2)    25,000           0        7,643(3)
  Senior Vice President of                1996  325,250  123,312         (2)     8,000     274,120(10)   33,435
  Marketing of the Company                1995       --       --       --           --          --           --

Michael R. Kargula(1)(8)................  1997  244,750   43,980         (2)    25,000           0        6,554(3)
  Executive Vice President,               1996  240,285  128,191         (2)    13,000           0       32,346
  General Counsel and Secretary           1995  234,125  117,791         (2)    37,000(5)        0      114,304
  of the Company

---------------

 (1) Messrs. Kasputys and Kargula previously held the positions of Chairman of TASC and Vice President and General Counsel of TASC, respectively. In connection with the Company's sale of TASC to Litton Industries, Inc., Mr. Kasputys and Mr. Kargula resigned such positions effective as of the closing date of the transaction.

 (2) While the executive officers received other compensation in the form of perquisites, such perquisites do not exceed the lesser of $50,000 or ten percent of each executive officer's total annual salary and bonus for 1997 as reported for such executive officer herein.

 (3) Includes matching contributions of $4,750 made by the Company under the Savings Plan for each of Messrs. Kasputys, Curran, Kargula and Herenstein. Includes $2,877, $1,924, $1,804 and $2,893 for Messrs. Kasputys, Curran, Kargula and Herenstein, respectively, representing the premium amounts paid by the Company for executive life insurance on behalf of such executive officers.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (4) The amount includes $29,260 and $35,395 for fiscal years ended December 31, 1996 and December 31, 1995 for imputed interest relating to a certain loan by the Company to Mr. Kasputys for payment of income taxes in connection with the grant of stock to Mr. Kasputys under the Primark Corporation 1988 Incentive Plan ("Incentive Plan"). Such loan is interest-free; evidenced by promissory notes; secured by 40,000 Shares; and, subject to annual repayments, is fully payable on December 31, 1998. The largest aggregate amount of indebtedness outstanding thereunder in 1997 was $509,121, of which $443,781 was outstanding on March 31, 1998.

 (5) Includes 51,000, 32,000 and 18,000 Shares subject to option for Messrs. Kasputys, Holt and Kargula, respectively, which options vest in three annual installments with the first installment having vested during 1996. The options were granted in recognition of the executive officers' agreements to accept a 50 percent reduction in the amount of their respective merit increases in fiscal years 1995, 1996 and 1997.

 (6) In connection with the sale of TASC, Mr. Holt resigned as an officer and director of TASC and as an officer of the Company. He will continue to be a member of the Board of Directors of the Company. In 1995, Mr. Holt was paid $516,316 in connection with a certain long-term incentive arrangement under the Employment Agreement dated February 28, 1994 among the Company, TASC and Mr. Holt (the "Holt Employment Agreement"). See "Employment Agreements and Other Arrangements."

 (7) Includes $19,508 and $10,492 allocated to Mr. Holt's account under the PSSOP and the TASC Supplemental Employee Retirement Plan, respectively, for the fiscal year ended December 31, 1997.

 (8) In connection with the exercise of stock options, Messrs. Curran and Kargula borrowed $216,647 and $393,772, respectively, from the Company. Such loans are interest-free; evidenced by promissory notes; secured by 13,000 and 20,000 Shares, respectively; and are fully payable on December 16, 2004.

 (9) Mr. Herenstein was not an officer of the Company during fiscal year 1995.

(10) Represents the amount paid to Mr. Herenstein pursuant to the terms of an employment agreement between the Company and Mr. Herenstein dated December 3, 1996 under which Mr. Herenstein is deemed to have exercised as of September 30, 1996 all value appreciation rights that were granted to him under the Primark Information Services UK Limited And Affiliates Long-Term Incentive Plan while he was an executive officer of a Primark subsidiary. See "Employment Agreements and Other Arrangements."

                       OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information concerning the grant of stock options to each of the persons named on the Summary Compensation Table during 1997.

                                                                                             GRANT DATE
                                                  INDIVIDUAL GRANTS                             VALUE
                           ----------------------------------------------------------------  -----------
                                             % OF TOTAL
                             NUMBER OF        OPTIONS
                            SECURITIES       GRANTED TO      EXERCISE
                            UNDERLYING       EMPLOYEES          OR                           GRANT DATE
                              OPTIONS        IN FISCAL      BASE PRICE       EXPIRATION        PRESENT          DATE OF
          NAME             GRANTED(#)(1)        YEAR          ($/Sh)            DATE         VALUE($)(2)    EXERCISABILITY
          ----             -------------     ----------     ----------       ----------      -----------   -----------------
Joseph E. Kasputys.......     500,000(3)       32.84%         $ 24.25       January 6, 2007   6,934,033      January 7, 1999
                              250,000(3)       16.42%         $30.313       January 6, 2007   3,026,041      January 7, 2000
                              250,000(3)       16.42%         $36.375       January 6, 2007   2,657,782      January 7, 2001
John C. Holt.............      20,000(4)        1.31%         $ 25.00     February 24, 2007     285,972    February 25, 1998
Stephen H. Curran........      13,000            .85%         $ 25.00     February 24, 2007     197,503    February 25, 1997
                               10,000            .66%         $ 23.50          May 27, 2007     154,137         May 28, 1997
Ira Herenstein...........      25,000(4)        1.64%         $ 24.25       January 6, 2007     346,798      January 7, 1998
Michael R. Kargula.......      15,000            .99%         $ 25.00     February 24, 2007     227,888    February 25, 1997
                               10,000            .66%         $ 23.50          May 27, 2007     154,137         May 28, 1997

---------------

(1) All stock options have a ten-year term.

(2) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of ten years, volatility ranging from 35.46% to 42.02%, dividend yield at 0%, interest rate ranging from 6.56% to 6.95% and a vesting discount which utilized a 3% risk of forfeiture that produced a range from .8853 to .94116. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

(3) The option becomes fully exercisable upon a change of control or, in the sole discretion of the Compensation Committee, in the event the Board designates a successor as chief executive officer of the Company.

(4) The stock options vest in three equal annual installments with the first installment vesting on the Date of Exercisability as noted in the table above.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     Set forth below is information concerning the value of unexercised in-the-money stock options held on December 31, 1997 by each person named in the Summary Compensation Table.

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                   SHARES                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  ACQUIRED                             AT FY-END(#)                 AT FY-END($)(2)
                                     ON            VALUE        ---------------------------   ---------------------------
             NAME                EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------------   -----------   -------------   -----------   -------------
Joseph E. Kasputys.............   1,018,220      37,407,366       414,170       1,016,830     10,661,912     12,339,651
John C. Holt...................           0               0       343,470         249,530      9,180,396      6,263,292
Stephen H. Curran..............     166,240       5,909,915       103,000               0      2,419,439              0
Ira Herenstein.................           0               0        89,640          63,360      2,051,415      1,156,401
Michael R. Kargula.............     211,580       7,521,775       139,060           5,940      3,357,666        158,524

                                                        (Footnotes on next page)

(Footnotes from previous page)

(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Company's Common Stock on the NYSE on the date of exercise.

(2) The value is based upon the $40.6875 closing price of a share of the Company's Common Stock on the NYSE at December 31, 1997, minus the exercise price.

DIRECTORS' COMPENSATION

     During 1997, each director who was not an employee of the Company or of any of its subsidiaries received as compensation for the director's services an annual retainer of $20,000. The fee for each Board meeting and committee meeting attended by a non-employee director is $1,500 and $750, respectively; provided, however, that if a committee meeting is held on a date when no Board meeting is held, each non-employee director who is a member of the committee is entitled to receive $1,500 for each such meeting attended. In addition, non-employee directors of the Company automatically receive on an annual basis a non-qualified stock option to acquire 7,500 Shares under the Stock Option Plan for Non-Employee Directors. The directors who serve as officers of the Company or of a subsidiary receive no compensation for their services as a director other than their regular salaries and benefits.

     The Company maintains the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, which covers certain key officers and non-employee directors of the Company. Under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, in the event of the death of a non-employee director prior to his or her retirement from the Board, the director's surviving spouse is entitled to a lump sum payment of $150,000 payable at the time of the director's death. The Primark Corporation Supplemental Death Benefit and Retirement Income Plan also provides that a non-employee director can elect to receive either (i) a supplemental retirement benefit of $15,000 annually (payable in monthly installments) for each of the ten years following such director's retirement at age 65 or older, or (ii) a post-retirement death benefit of $150,000 payable to such director's surviving spouse upon the death of the director if such death occurs after the director's retirement on or after attaining age 65. No benefits are to be payable under the plan unless the director has been a member of the Company's Board of Directors for at least five years. Additionally, a non-employee director leaving the Board after a change of control would be entitled to receive a cash payment of $150,000. A non-employee director receiving this payment would not be entitled to receive any other payments under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors. The three directors comprising the Committee are Mr. Kevin J. Bradley, Chairman, Mr. Steven Lazarus and Ms. Patricia McGinnis.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") establishes the salaries and other direct compensation payable to the executive officers of the Company and has oversight responsibility for administering certain incentive plans applicable to such employees. In this connection, the Committee regularly reviews the Company's executive compensation programs and policies; establishes the Company's strategic compensation objectives; and monitors and evaluates the design and effectiveness of the Company's executive compensation programs. The Committee believes that executive compensation should not be based strictly on mechanical formulas, statistical data or the like, since the rigid application of such quantitative performance measures would eliminate important qualitative factors critical to long-term strategic performance. Instead, it is the Committee's view that the discretion to apply business judgments is critical to executive compensation programs that relate compensation to performance. Accordingly, no assigned weight is given to the factors reviewed by the Committee with regard to compensation adjustment for executive officers and the chief executive officer of the Company. All members of the Committee are non-employee directors of the Company.

     Competitive salary levels comparable to other well-managed companies and a salary structure reflecting internal equity among employees are set as the cornerstones of the Company's compensation policies. In addition to the foregoing, the compensation program for executive officers has been designed to:

     -  reward the achievement of strategic business initiatives and goals

     - align a portion of compensation with the Company's overall corporate performance

     - attract and retain talented executives who are critical to the Company's long-term growth and success

     - align the interests of executive officers with the long-term interests of shareholders

     The Committee seeks to align total compensation for the Company's executive officers with corporate performance, and for this reason a significant portion of executive compensation is variable. The key elements of the Company's direct compensation to executive officers consist of base salary, an annual incentive and a long-term incentive as further discussed below.

Base Salary

     Generally, base salaries of executive officers first entering the position are above the average starting salaries for such officers at comparable companies reflecting the high standards the Company sets in recruiting and promoting officers. Adjustments are considered to account for individual experience, internal equity and external market comparisons. Increases to base salary are determined by a subjective analysis which takes into account Company performance in the general sense, a perception of the executive's individual performance during the annual evaluation period, future potential and competitive compensation conditions. Moreover, current market data and compensation trends for comparable companies are taken into account. With respect to the measurement of an executive officer's individual performance, consideration is given to such officer's scope of responsibility, his or her demonstrated contribution and commitment to achieving the Company's strategic objectives and direction, both individually and as a member of a management team, the day-to-day effectiveness of each executive in managing the Company's business and in providing leadership to the Company's and its subsidiaries' personnel, and the executive's sustained performance over a period of time. For fiscal year 1997, the Committee gave particular consideration to job responsibilities and the nature of the executive officer's position; the continued need for certain executive officers to fulfill critical functions at subsidiaries by providing direct operational and administrative support; management's individual efforts, contributions and experience with respect to operating the consolidated Company as a global entity in a competitive worldwide market; strategic decisions implemented by individual executive management in addressing corporate needs and goals; the length of the executive officer's service and the need to retain the executive officer's talent to focus and build the Company's information services line-of-business as an integrated unit in a rapidly changing marketplace.

     The key performance measurements relied upon by the Committee in determining the chief executive officer's compensation for 1997 was its assessment of the chief executive officer's ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as chief executive officer. In addition to the factors described above, the Committee also considered the following in determining the chief executive officer's 1997 compensation: Mr. Kasputys' agreement to extend the expiration of his employment agreement for three years to expire on December 31, 2001; the identification of critical initiatives and implementation of strategic decisions culminating in the repositioning of the Company as a comprehensive financial, economic and market research information services company; the establishment of company-wide programs designed to enhance a global identity for the consolidated Company; the continued development of integrated product-lines linking the Company's subsidiaries throughout the United States and worldwide; the implementation of centralized initiatives to enhance competitiveness and improve efficiencies and profitability; the extent to which strategic business plan goals were met; his contribution in achieving long-term financial and non-financial objectives; his role in promoting corporate social responsibility and global corporate citizenship; his responsiveness to a rapidly changing marketplace; and the level of compensation paid to chief executives with comparable levels of experience, responsibilities and qualifications.

Annual Incentive

     In general, the Company's annual incentive plan is comprised of a cash bonus plan. Payment to executive officers under such plan in 1997 was measured by the Company's achievement of certain pre-determined net income goals. The net income goals for the Company and its subsidiaries are recommended to the Committee by senior management on the basis of a corporate plan. Based on the plan prepared by each subsidiary, the corporate plan is reviewed and approved by the Board of Directors. The net income goals are subject to adjustment for acquisitions, dispositions or other significant events not contemplated by the corporate plan. If the net income goals are met, awards to executive officers range from 22.5 percent to 60 percent of salary. The amount of bonus may increase or decrease depending upon the extent by which actual results vary from the net income goals, provided, however, that except for the chief executive officer, no executive officer participating in the annual incentive plan may receive bonus payments totaling more than 150% of the target bonus amount. For 1997, the Committee also took into account the achievements of management in the strategic repositioning of the Company, recognizing the accomplishments represented by the agreement for the sale of TASC and the further integration of the financial, economic and market research business units of the Company.

     For Mr. Holt, the amount of annual bonus payable to him is based on the extent to which objective performance goals have been achieved. Such performance goals are based on individual goals and corporate goals. The amount of annual bonus payable to Mr. Herenstein is dependent upon the achievement of certain specified corporate net income goals as well as the achievement of defined quantitative goals relating to sales and marketing criteria and discretionary factors. If Messrs. Holt and Herenstein meet their respective specified goals, each of them is eligible to receive an annual bonus of 40 percent of his respective salary. The amount of annual bonus may increase or decrease depending upon the extent by which actual results vary from the specified goals. In no event, however, will Mr. Holt's annual bonus for any year be less than $100,000 or greater than 100 percent of his salary nor will Mr. Herenstein's annual bonus be less than $75,000 or greater than 80 percent of his salary.

     The bonus amount payable to the chief executive officer of the Company is determined and calculated in the same manner as described above with respect to the Company's cash bonus plan, except that in no event shall such bonus be greater than $1,000,000 or be less than $120,000 per year.

Long-Term Incentive

     The grant of stock options is the principal long-term program utilized by the Company to attract and retain talented executive officers and to strengthen the mutuality of interest between such officers and shareholders of the Company. Stock options are granted at 100 percent (or higher) of the fair market value of the Common Stock on the date of grant to ensure that executives are rewarded only for appreciation in the price of such stock. While all executive officers are eligible to receive stock options, participation in each annual grant, as well as the size of the grant, is determined through a subjective analysis of individual performance, corporate performance in the general sense, a perception of an executive officer's future potential and competitive practices. In accordance with the Committee's philosophy on executive compensation and with consideration of the foregoing factors, options were granted to the executive officers at levels consistent with past practices. To induce the chief executive officer to enter into the employment agreement with the Company dated January 7, 1997, as amended ("Employment Agreement") pursuant to which the chief executive officer agreed to extend the term of his employment with the Company for three years to end on December 31, 2001 (thereby ensuring that the Company will derive the benefit of his continued leadership, skill and vision), the Company granted the chief executive officer an option covering 1,000,000 Shares. To provide the maximum incentive to increase the price of the Company's Common Stock, 50 percent of the options were granted at 125 percent to 150 percent of the fair market value of the Company's Common Stock on the date of grant. The Employment Agreement was approved by the Company's shareholders at the 1997 Annual Meeting of Shareholders.

Conclusion

     The Committee believes that the Company's executive compensation programs closely align each executive's total compensation with individual and corporate performance and shareholder returns, while providing a balanced compensation mix between base pay and incentives that is market and performance driven. With respect to the provisions of the Internal Revenue Code of 1986, as amended ("Code") limiting the deductibility of executive compensation in excess of $1 million, the Company has not adopted a policy that requires the Committee to qualify executive compensation for deductibility under the Code. The Committee believes that the tax impact of any compensation arrangement should not be the dispositive factor in such determination but may be considered in light of overall compensation philosophy. Accordingly, although the Committee intends to establish executive officer compensation programs that maximize tax deductions, it will do so only when such actions are consistent with its compensation philosophy and the best interests of the Company and its shareholders. Consistent with the foregoing philosophy, the Committee does consider the net cost to the Company in making compensation decisions.

Compensation Committee

Kevin J. Bradley, Chairman            Steven Lazarus           Patricia McGinnis

                               PERFORMANCE GRAPHS

     Set forth are two line graphs comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Index and the S&P Technology 500 Index(1).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG PRIMARK CORPORATION, S&P 500 INDEX AND
                          S&P TECHNOLOGY 500 INDEX(2)
                       DURING THE TENURE OF THE COMPANY'S
                           CHIEF EXECUTIVE OFFICER(3)


                              [PERFORMANCE GRAPH 1]

         PRIMARK CORPORATION     S&P 500 INDEX     S&P TECHNOLOGY 500 INDEX

1987             100                  100                     100
1988             162                  117                     102
1989             232                  154                     100
1990             162                  146                     102
1991             260                  194                     117
1992             361                  209                     122
1993             275                  230                     150
1994             321                  233                     174
1995             734                  321                     251
1996             606                  395                     356
1997             995                  526                     449

                     As of December 31 of Respective Year

---------------

(1) The S&P High Technology Composite Index was renamed as the S&P Technology 500 Index.

(2) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1987 and that all dividends were reinvested.

(3) Prior to May 1988, Primark was a public utility holding company since it owned all of the issued and outstanding common stock of Michigan Consolidated Gas Company ("MichCon"). In May 1988, the Company distributed to its shareholders approximately 95 percent of the outstanding common stock of MichCon and, thereafter, sold the remaining five percent of such shares. For purposes of this Performance Graph and in accordance with the SEC's interpretations, the spin off of MichCon by the Company has been treated as a special dividend and is reflected in the Performance Graph in accordance with the rules adopted by S&P for special dividends, with the value of such dividends assumed to be reinvested in the Company's Common Stock.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG PRIMARK CORPORATION, S&P 500 INDEX AND
                          S&P TECHNOLOGY 500 INDEX(1)


                              [PERFORMANCE GRAPH 2]

         PRIMARK CORPORATION     S&P 500 INDEX     S&P TECHNOLOGY 500 INDEX

1992             100                  100                     100
1993              76                  110                     123
1994              89                  112                     143
1995             203                  153                     207
1996             168                  189                     293
1997             276                  252                     369

                     As of December 31 of Respective Year

---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     During 1997, Mr. Kasputys served as Chairman, President and Chief Executive Officer of the Company pursuant to an Employment Agreement which was approved by the shareholders at the 1997 Annual Meeting of Shareholders. Pursuant to the terms of the Employment Agreement, Mr. Kasputys is employed as the Chairman, President and Chief Executive Officer of the Company until December 31, 2001 at a minimum annual salary of $602,000 and is eligible to receive a bonus (see "Compensation Committee Report" on pages 10 through 13). Mr. Kasputys is entitled to participate in (i) retirement and other employee benefit plans, (ii) insurance and fringe benefits provided by the Company, including the use of an automobile for business purposes, (iii) up to $10,000 annually as reimbursement for expenses incurred in obtaining tax and estate planning assistance, and (iv) annual retirement compensation for life in an amount equal to 55 percent of his salary (excluding his bonus but including all amounts paid under the Company's defined benefit plan) during the final year prior to the date he retires at age 62 or later. If Mr. Kasputys predeceases his spouse at the time of his retirement or thereafter, his spouse is entitled to 60 percent of Mr. Kasputys' annual retirement compensation as calculated in the preceding sentence. If Mr. Kasputys dies prior to his retirement, his spouse is entitled to 50 percent of his final salary until such time as Mr. Kasputys would have become 65 and annual payments of 33 percent of such salary thereafter for life. Although the retirement benefits are paid solely from corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on

Mr. Kasputys. In the event Mr. Kasputys is terminated prior to retirement at age 62 for cause or voluntarily terminates his employment, the retirement obligations described in this paragraph also terminate; and if Mr. Kasputys is terminated without cause prior to age 62, he is entitled to reduced retirement compensation calculated by reducing the full retirement compensation amount by two percent for each full year not worked by Mr. Kasputys prior to age 62. Any termination by the Board of Mr. Kasputys' employment (other than termination for "cause" (as defined) by a two-thirds vote of all of the members of the Board) does not prejudice Mr. Kasputys' right to compensation or other benefits under the Employment Agreement and all options granted to Mr. Kasputys become exercisable. Termination other than termination for cause by a two-thirds vote of all of the members of the Board would result in liability for liquidated damages in an amount equal to two times the amount of Mr. Kasputys' annual salary and the bonus paid to him in the year prior to termination (on a pro-rated basis) as well as health, life and disability insurance for a period of two years in the same amounts provided prior to termination. Mr. Kasputys is also subject to certain non-solicitation, nondisclosure and noncompete provisions as set forth in the Employment Agreement.

     The Company and TASC were parties to the Holt Employment Agreement pursuant to which Mr. Holt was to be employed as President and Chief Executive Officer of TASC until December 31, 1998 at a minimum annual salary of $400,000 and was eligible to receive a bonus (see "Compensation Committee Report" on pages 10 through 13). Pursuant to the Holt Employment Agreement, TASC is obligated, upon a termination of employment other than for "cause" (as defined in the Holt Employment Agreement), to make a lump sum cash payment to Mr. Holt equal to two times the amount of his then annual salary plus, if such termination occurs during 1997 or 1998, an additional cash payment based upon the growth in EVA (as defined in the Holt Employment Agreement) commencing in 1996 for the number of full calendar years during which Mr. Holt is actually employed by TASC. He is also entitled to a lump sum cash payment of $150,000 and all stock options would become immediately exercisable. If Mr. Holt's employment with TASC was terminated for cause, or if Mr. Holt voluntarily terminated his employment with TASC, he would not be entitled to severance pay other than the $150,000 referred to in the immediately preceding sentence. If Mr. Holt's employment terminated other than by reason of death, disability or involuntary termination without cause, the options granted to him in connection with the employment agreement would terminate. Mr. Holt was entitled to participate in any TASC plan relating to pension, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefits that TASC has adopted or may adopt for the benefit of its executive officers. He was also entitled, among other benefits, to be provided with an automobile for business use or an automobile allowance in lieu thereof, and financial planning assistance up to $5,000 annually. Under the Holt Employment Agreement, Mr. Holt is subject to certain non-compete and nondisclosure provisions for the periods stated therein following the termination of the Holt Employment Agreement. In connection with the Company's sale to Litton Industries, Inc. of all of the issued and outstanding shares of common stock of TASC, the Company, TASC and Mr. Holt entered into the Termination Agreement, Receipt and Release dated April 1, 1998 ("Termination Agreement") pursuant to which (i) the Holt Employment Agreement and related arrangements were terminated effective as of the closing date of the transaction, (ii) Mr. Holt has entered into a consulting agreement with the acquiror of TASC, (iii) Mr. Holt received $1,728,975 from TASC representing the amount accrued on the books of TASC under the Long-Term Incentive Agreement between TASC and Mr. Holt dated February 29, 1996 ("LTIP"), (iv) Mr. Holt shall continue to receive his current salary through December 31, 1998, (v) in August 1998, Mr. Holt shall receive $481,874 representing the remaining amount to be paid under the LTIP, and (vi) in December 1998, Mr. Holt shall receive a bonus of $172,000. With respect to (iv), (v) and (vi) above, TASC is responsible for paying up to $1,000,000 of such amounts and the Company is responsible for the balance, if any. Until April 30, 2000, Mr. Holt will be deemed to be an employee solely for purposes of the Primark Corporation 1992 Stock Option Plan and the Non-Qualified Stock Option Agreement between the Company and Mr. Holt dated February 28, 1994.

     The Company has entered into an employment agreement with Mr. Herenstein pursuant to which Mr. Herenstein is employed as Senior Vice President of Marketing of the Company until June 30, 1998 at an annual salary of $325,000 and is eligible to receive a bonus (see "Compensation Committee Report" on pages 10 through 13). Mr. Herenstein is not entitled to participate in any plan of the Company relating to pension, profit sharing, group life insurance, medical, disability or dental coverage, education or other retirement or employee benefits adopted by the Company for the benefit of its executive officers or employees. Mr. Herenstein is entitled to: participate in stock-based plans of the Company, including the Savings Plan; receive financial planning assistance up to $3,000 annually; coverage under the Company's life insurance policy in an amount equal to two times his salary; and the provision of a leased automobile. If Mr. Herenstein's employment with the Company is terminated without cause (as defined in the employment agreement), the Company is obligated to make a lump sum cash payment equal to the sum of his then monthly salary times 18 months. In the event Mr. Herenstein's employment with the Company is terminated for cause because of the performance of services in a materially unsatisfactory manner, the Company shall pay to Mr. Herenstein a lump sum amount equal to the greater of (i) the sum of his then monthly salary times the number of months remaining under the employment agreement, or (ii) the sum of his then monthly salary times 18 months. All stock options would become immediately exercisable if Mr. Herenstein's employment is terminated as the result of death or physical or mental incapacitation. Notwithstanding the foregoing, the Company will not be obligated to make a severance payment to Mr. Herenstein if his employment with the Company is terminated for cause other than as set forth in the immediately preceding sentence. Mr. Herenstein is subject to certain non-compete, nonsolicitation and nondisclosure provisions for the periods stated therein during the term of his employment agreement and for the periods stated thereafter. Mr. Herenstein's employment agreement was assigned to Primark Financial Technologies, Inc., a wholly-owned subsidiary of the Company, on December 31, 1997.

     Messrs. Curran and Kargula receive certain non-contributory supplemental death and retirement benefits. The pre-retirement death benefit payable to the executive's surviving spouse will equal, per annum, 50 percent of the executive's final salary until such time as the executive would have reached age 65; thereafter, payments will equal, per annum, 20 percent of such salary until the executive would have reached age 75. At retirement the executive may elect to receive (i) supplemental retirement income equal to 20 percent of such executive's final salary for each of the first ten years following retirement; or (ii) other available post-retirement benefits which are actuarially equivalent to the foregoing ten-year payment option. Although the supplemental death and retirement benefits are paid solely from general corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on the participants.

     Each of the executive officers named in the Summary Compensation Table, other than Mr. Herenstein, has entered into a separate change of control agreement. Each change of control agreement was amended on September 29, 1997. The amended change of control agreements provide that in the event of a change of control of the Company or if a potential change of control exists while the executive is an employee of the Company and the executive's employment is terminated other than for certain specified events, the Company will pay to the executive an amount generally equal to three times the average annual compensation paid to such executive during the lesser of (i) five calendar years preceding the date of termination if prior to a change of control, or the date of the change of control of the Company if such has occurred by the time of termination; or (ii) the portion of such five year period during which the Company existed and the executive was an employee of the Company if the executive's employment is terminated by the Company without cause within three years after a change of control. The change of control agreements may be unilaterally rescinded or amended by the Board of Directors of the Company without the consent of the executive prior to a change of control or the occurrence or threat of actions potentially leading to a change of control. Mr. Herenstein's employment agreement contains a change of control provision pursuant to which Mr. Herenstein will be entitled to receive a lump sum payment equal to the product of his then monthly salary times the number of months remaining under the employment agreement if his employment with the Company is terminated for specified reasons within one year following the sale of 60 percent or more of the Common Stock of the Company. Mr. Holt's change of control agreement was terminated on the closing date of the TASC sale pursuant to the terms of the Termination Agreement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1998. Deloitte & Touche LLP has served as the Company's auditors since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions. If the appointment is not ratified, the Board will appoint another firm as the independent auditors for the year ending December 31, 1998.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1998.

COST OF SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by the Company and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of the Company and its subsidiaries who will not be additionally compensated therefore. The firm of Corporate Investor Communications, Inc. has been retained to assist with the solicitation of brokers and nominee Proxies at a cost of approximately $6,000. The Company will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses incurred by them in forwarding the Proxy material to the beneficial owners of Shares.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company's Proxy Statement and form of Proxy relating to the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company at 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02154, not later than December 10, 1998. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time.

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF SHAREHOLDERS
                                                                    MAY 27, 1998
                                                                             AND
                                                                 PROXY STATEMENT




                                                                  [PRIMARK LOGO]




                                                                      2600-PX-98

[PRIMARK LOGO] GLOBAL INFORMATION                        Primark Corporation
               SERVICES
                                                         1000 Winter Street

                                                         Suite 4300N

                                                         Waltham, MA 02154.1248

                                                         Tel 781.466.6611

                                                         Fax 781.890.6187

April 9, 1998



Participant in the Primark Corporation
Savings and Stock Ownership Plan

RE: PRIMARK ANNUAL MEETING - 1998


Dear Participant:

This is to advise you of your right under the Primark Corporation Savings and Stock Ownership Plan to direct the Trustee to vote your interest in the Common Stock of Primark Corporation held by the Trustee under the plan at this year's Annual Meeting of Shareholders. Shareholders of record at the close of business on March 31, 1998 will be entitled to vote at the meeting. Any shares for which the Trustee has not received instructions from Savings and Stock Ownership Plan members will be voted in the same proportion as directed shares of Primark Corporation Common Stock under the plan are voted. Thus, it is important that you send your instruction to the Trustee promptly.

Enclosed is a copy of Primark's Annual Report for the year 1997, the notice of the annual meeting which is to be held on May 27, 1998, and the related proxy material. YOU MAY EXERCISE YOUR RIGHT TO VOTE BY SPECIFYING YOUR CHOICES ON THE ENCLOSED VOTING AUTHORIZATION CARD AND SIGNING, DATING, AND RETURNING IT IN THE ENCLOSED ENVELOPE. THE TRUSTEE WILL COMPLY WITH YOUR INSTRUCTIONS AND TREAT THEM IN COMPLETE CONFIDENCE.

Very truly yours,


Primark Corporation, as Plan Sponsor


By: /s/ Joseph E. Kasputys



Enclosures
                                                                     2600-PLT-98

[PRIMARK LOGO] GLOBAL INFORMATION                        Primark Corporation
               SERVICES
                                                         1000 Winter Street

                                                         Suite 4300N

                                                         Waltham, MA 02154.1248

                                                         Tel 781.487.2102

                                                         Fax 781.890.6187


                                                         Joseph E. Kasputys

                                                         Chairman, President and

                                                         Chief Executive Officer

April 9, 1998



Participant in the TASC Profit
Sharing and Stock Ownership Plan


RE: PRIMARK ANNUAL MEETING - 1998


Dear Participant:

This is to advise you of your right under the TASC Profit Sharing and Stock Ownership Plan to direct the Trustee to vote your interest in the Common Stock of Primark Corporation held by the Trustee under the plan at this year's Annual Meeting of Shareholders. Shareholders of record at the close of business on March 31, 1998 will be entitled to vote at the meeting. Any shares for which the Trustee has not received instructions from TASC Profit Sharing and Stock Ownership Plan members will be voted in the same proportion as directed shares of Primark Corporation Common Stock under the plan are voted. Thus, it is important that you send your instruction to the Trustee promptly.

Enclosed is a copy of Primark's Annual Report for the year 1997, the notice of the annual meeting which is to be held on May 27, 1998, and the related proxy material. YOU MAY EXERCISE YOUR RIGHT TO VOTE BY SPECIFYING YOUR CHOICES ON
THE ENCLOSED VOTING AUTHORIZATION CARD AND SIGNING, DATING, AND RETURNING IT IN THE ENCLOSED ENVELOPE. THE TRUSTEE WILL COMPLY WITH YOUR INSTRUCTIONS AND TREAT THEM IN COMPLETE CONFIDENCE.


Very truly yours,


/s/ Joseph E. Kasputys
Joseph E. Kasputys


Enclosures
                                                                     2600-TLT-98

                                  DETACH HERE


                                     PROXY

                              PRIMARK CORPORATION

                         1000 Winter Street, Suite 4300
                          Waltham, Massachusetts 02154

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The signatory(ies) hereto appoint Joseph E. Kasputys, Michael R. Kargula and Stephen H. Curran, and each of them, as Proxies, with the power of substitution, to vote all shares of Common Stock of Primark Corporation held of record by the signatory(ies) on March 31, 1998, at the 1998 Annual Meeting of Shareholders to be held on May 27, 1998, or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

 -----------                                                      -----------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                             SIDE
 -----------                                                      -----------

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL 2.


     1. ELECTION OF DIRECTORS:                                                       FOR     AGAINST    ABSTAIN
     Nominees: Kevin J. Bradley, John C. Holt,        2. PROPOSAL TO RATIFY THE      [ ]       [ ]        [ ]
               Joseph E. Kasputys, Steven Lazarus,       SELECTION OF DELOITTE &
               Patricia McGinnis, Jonathan Newcomb,      TOUCHE LLP as independent
               and Constance K. Weaver.                  auditors for the year ending
                   FOR      WITHHELD                     December 31, 1998.
                   [ ]        [ ]
                                                      3. In their discretion, the Proxies are authorized to
                                                         vote upon such other business as may properly come
  [ ]_______________________________________             before the meeting.
      For all nominees except as noted above



                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                      Please sign exactly as name appears heron.  When
                                                      shares are held by joint tenants, both should
                                                      sign. When signing as attorney, executor,
                                                      administrator, personal representative, trustee
                                                      or guardian, please give full title as such.  If
                                                      a corporation, please sign in full corporate name
                                                      by president or other authorized officer.  If a
                                                      partnership, please sign in partnership name by
                                                      authorized person.

Signature:___________________ Date:______ Signature:________________ Date:______

                                  DETACH HERE


                              PRIMARK CORPORATION

                         1000 Winter Street, Suite 4300
                          Waltham, Massachusetts 02154


  THIS VOTING AUTHORIZATION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         I hereby acknowledge receipt of the proxy soliciting material relative to the Annual Meeting of Shareholders of Primark Corporation called for May 27, 1998. As to my interest in the Common Stock of Primark Corporation held by Fidelity Management Trust Company as Trustee under the Primark Corporation Savings and Stock Ownership Plan, I hereby instruct the Trustee to vote in accordance with the directions on this card.

         THIS VOTING AUTHORIZATION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS VOTING AUTHORIZATION WILL BE VOTED IN THE SAME PROPORTION AS DIRECTED SHARES OF PRIMARK CORPORATION COMMON STOCK UNDER THE PLAN ARE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS AND WITH RESPECT TO THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE VOTING AUTHORIZATION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


-----------                                                        -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                               SIDE
-----------                                                        -----------

'

                                                            DETACH HERE
[X] Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL 2.

    1.  ELECTION OF DIRECTORS:
    Nominees: Kevin J. Bradley, John C. Holt, Joseph E. Kasputys,                                      FOR    AGAINST    ABSTAIN
              Steven Lazarus, Patricia McGinnis, Jonathan Newcomb,     2. PROPOSAL TO RATIFY THE       [ ]      [ ]        [ ]
              and Constance K. Weaver.                                    SELECTION OF DELOITTE &
                                                                          TOUCHE LLP as independent
                     FOR       WITHHELD                                   auditors for the year ending
                     [ ]         [ ]                                      December 31, 1998.

    [ ]__________________________________________________              3. In their discretion, the Proxies are authorized to
           For all nominees except as noted above                         vote upon such other business as may properly come
                                                                          before the meeting.



                                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]





Signature: ________________________________ Date: ________________




                                  DETACH HERE


                              PRIMARK CORPORATION

                         1000 Winter Street, Suite 4300
                          Waltham, Massachusetts 02154


  THIS VOTING AUTHORIZATION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        I hereby acknowledge receipt of the proxy soliciting material relative to the Annual Meeting of Shareholders of Primark Corporation called for May 27, 1998. As to my interest in the Common Stock of Primark Corporation held by Fidelity Management Trust Company as Trustee under the TASC, Inc. Profit Sharing and Stock Ownership Plan, I hereby instruct the Trustee to vote in accordance with the directions on this card.

         THIS VOTING AUTHORIZATION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS VOTING AUTHORIZATION WILL BE VOTED IN THE SAME PROPORTION AS DIRECTED SHARES OF PRIMARK CORPORATION COMMON STOCK UNDER THE PLAN ARE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS AND WITH RESPECT TO THE PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE VOTING AUTHORIZATION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


-----------                                                        -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                               SIDE
-----------                                                        -----------


                                                            DETACH HERE
[X] Please mark
    votes as in
    this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSAL 2.

    1.  ELECTION OF DIRECTORS:
    Nominees: Kevin J. Bradley, John C. Holt, Joseph E. Kasputys,                                      FOR    AGAINST    ABSTAIN
              Steven Lazarus, Patricia McGinnis, Jonathan Newcomb,     2. PROPOSAL TO RATIFY THE       [ ]      [ ]        [ ]
              and Constance K. Weaver.                                    SELECTION OF DELOITTE &
                                                                          TOUCHE LLP as independent
                     FOR       WITHHELD                                   auditors for the year ending
                     [ ]         [ ]                                      December 31, 1998.

    [ ]__________________________________________________              3. In their discretion, the Proxies are authorized to
           For all nominees except as noted above                         vote upon such other business as may properly come
                                                                          before the meeting.



                                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]





Signature: ________________________________ Date: ________________


